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                       MORGAN STANLEY & CO. INCORPORATED
                                 1585 BROADWAY
                            NEW YORK, NEW YORK 10036


        AMENDED OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK

           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                       OF

                              ASARCO INCORPORATED

                                      FOR


                         0.4413 SHARES OF COMMON STOCK


                                       OF

                            PHELPS DODGE CORPORATION

                      OR $25.90 NET TO THE SELLER IN CASH



   SUBJECT, IN EACH CASE, TO THE ELECTION AND PRORATION PROCEDURES DESCRIBED


     IN THE PROSPECTUS AND THE RELATED LETTER OF ELECTION AND TRANSMITTAL.



  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 5, 1999, UNLESS THE OFFER IS EXTENDED. ASARCO SHARES THAT ARE
    TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE
                            EXPIRATION OF THE OFFER.



                                                              September 22, 1999


To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:


     We have been appointed by Phelps Dodge Corporation, a New York corporation ("Phelps Dodge"), to act as Dealer Manager in connection with Phelps Dodge's offer to exchange 0.2880 shares of common stock, par value $6.25 per share, of Phelps Dodge (the "Phelps Dodge Common Shares") plus $9.00 net to the seller in cash for each outstanding share of common stock, no par value (each, an Asarco Share" and, collectively, the "Asarco Shares"), of Asarco Incorporated, a New Jersey corporation ("Asarco"), on a fully prorated basis including the associated preferred share purchase rights (each, an "Asarco Right" and, collectively, the "Asarco Rights") issued pursuant to the Asarco Rights Agreement, dated as of January 28, 1998, as amended, between Asarco and The Bank of New York, as Rights Agent, upon the terms and subject to the conditions set forth in the Prospectus, dated September 22, 1999 (the "Prospectus"), and in the related Letter of Election and Transmittal (which together constitute the "Offer"), enclosed herewith.


     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE MINIMUM TENDER CONDITION, THE RIGHTS PLAN CONDITION, THE TAKEOVER DEFENSE CONDITION, THE PHELPS DODGE STOCKHOLDER APPROVAL CONDITION AND THE HSR CONDITION (IN EACH CASE AS DEFINED IN THE PROSPECTUS). SEE "THE OFFER -- CONDITIONS OF THE OFFER" IN THE PROSPECTUS.

     Phelps Dodge expressly reserves the right to (i) extend, amend or modify the terms of the Offer in any manner and (ii) withdraw or terminate the Offer and not accept for exchange any Asarco Shares if any of the conditions to the Offer are not satisfied.

     Shareholders will be required to tender one Asarco Right for each Asarco Share tendered, in order to effect a valid tender of Asarco Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the Asarco Distribution Date (as defined in the Prospectus) occurs, a tender of Asarco Shares will constitute a tender of the associated Asarco Rights. See "The
Offer -- Procedure for Tendering" in the Prospectus.
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     For your information and for forwarding to your clients for whom you hold
Asarco Shares registered in your name or in the name of your nominee(s), or who hold Asarco Shares registered in their own names, we are enclosing the following documents:


          1.  Prospectus dated September 22, 1999;



          2. Letter of Election and Transmittal (together with accompanying Substitute Form W-9) to be used by holders of Asarco Shares in accepting the Offer and tendering Asarco Shares;


          3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Asarco Shares are not immediately available, if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined in the Prospectus) or if the procedure for book-entry transfer cannot be completed on a timely basis;

          4. A letter that may be sent to your clients for whose accounts you hold Asarco Shares registered in your name or in the name of your nominee(s), with space provided for obtaining such clients' instructions with regard to the Offer; and

          5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.


     Phelps Dodge will not pay any fees or commissions to any broker or dealer or any other person (other than the fees of the Dealer Manager and the Information Agent as described in the Prospectus) in connection with the solicitation of tenders of Asarco Shares and Asarco Rights pursuant to the Offer. Phelps Dodge will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Phelps Dodge will pay or cause to be paid any stock transfer taxes with respect to the transfer and sale of Asarco Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Election and Transmittal.



     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 5, 1999, UNLESS THE OFFER IS EXTENDED.



     In order to take advantage of the Offer, a duly executed and properly completed Letter of Election and Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined in the Prospectus) in connection with a book-entry transfer, and any other required documents, should be sent to the Exchange Agent, and certificates evidencing the tendered Asarco Shares should be delivered or such Asarco Shares should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letter of Election and Transmittal and the Prospectus. If holders of Asarco Shares wish to tender Asarco Shares, but it is impracticable for them to forward their certificates or other required documents prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified under "The Offer -- Procedure for Tendering" in the Prospectus.


     Any inquiries you may have with respect to the Offer should be addressed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover page of the Prospectus.


     Additional copies of the enclosed materials may be obtained from the Information Agent, Innisfree M&A Incorporated, by calling 1-877-750-5838 (Toll
Free).


                                      Very truly yours,

                                      Morgan Stanley & Co. Incorporated

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PHELPS DODGE, THE DEALER MANAGER, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.